EXHIBIT 99.1

Contact:    William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
williamlowe@KEMET.com
864-963-6484

KEMET PROVIDES FY18 THIRD QUARTER GUIDANCE; COMMENTS ON RECENT TRADING ACTIVITY

Greenville, South Carolina (November 6, 2017) - KEMET Corporation (the “Company” or “KEMET”) (NYSE: KEM), a leading global supplier of passive electronic components, today confirmed its financial performance expectations for its third fiscal quarter ending December 31, 2017.

For its FY18 third quarter, KEMET expects net sales to be within the $288 million to $300 million range, and gross margin as a percentage of net sales are expected to be between 26.5% and 27.5%. Order rates remain significantly higher than at the same time in the Company’s second quarter, and distributor days-on-hand inventory remains within normal levels. The Company’s third quarter revenue expectations incorporate anticipated seasonal softening due to customers’ end of December factory shut-downs.

Per Loof, the Company’s Chief Executive Officer, commented, “We expect that the Company will continue to experience strong performance, both in our income statement and our balance sheet, throughout the remainder of our fiscal year. We expect to continue to grow cash - with a second quarter ending balance of $253.7 million, and an estimated third quarter ending balance between $265 million to $275 million - while reducing total debt and increasing capital expenditures to build capacity. Our robust order backlog will not only help to support our estimated third quarter revenues, but should also provide a solid start to our fourth quarter, when we expect sales to rebound from the anticipated seasonal end of December slowdown.”

In addition, Mr. Loof stated, “Although we do not typically comment on fluctuations in the Company’s stock price, I can confirm that we are not aware of any Company business-related reasons for the recent volatility in the price of the Company’s stock.”

For additional information concerning the Company’s third quarter outlook, please see its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2017.

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate and cause a write down of long-lived assets or goodwill; (ii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased raw materials; (iii) changes in the competitive environment; (iv) uncertainty of the timing of customer product qualifications in heavily regulated industries; (v) economic, political, or regulatory changes in the countries in which we operate; (vi) difficulties, delays or unexpected costs in completing the restructuring plans; (vii) acquisitions and other strategic transactions expose us to a variety of risks; (viii) acquisition of TOKIN may not achieve all of the anticipated results; (ix) our business could be negatively impacted by increased regulatory scrutiny and litigation; (x) difficulties associated with retaining, attracting and training effective employees and management; (xi) the need to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xiv) the impact of laws relating to trade, export controls and foreign corrupt practices; (xv) changes impacting international trade and corporate tax provisions related to the global manufacturing and sales of our products may have an adverse effect on our financial condition and results of operations; (xvi) volatility of financial and credit markets affecting our access to capital; (xvii) the need to reduce the total costs of our products to remain competitive; (xviii) potential limitation on the use of net operating losses to offset possible future taxable income; (xix) restrictions in our debt agreements that could limit our flexibility in operating our business; (xx) any failure of our information technology systems to function properly or control unauthorized access to our systems may cause business disruptions; (xxi) any economic and demographic experience for our pension plans and other post-retirement benefit plans that is less favorable than our assumptions; (xxii) fluctuation in distributor sales could adversely affect our results of operations, and (xxiii) earthquakes and other natural disasters could disrupt our operations and have a material adverse effect on our financial condition and results of operations.

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